EXHIBIT 10.10

                       MANUFACTURING AND SUPPLY AGREEMENT

     THIS AGREEMENT, dated as of December 26, 2001, is entered into by and between Spectrum Laboratories, Inc., a Delaware corporation ("SPECTRUM"), and Arbios Technologies, Inc., a Delaware corporation ("ARBIOS").

                                    RECITALS

     WHEREAS, ARBIOS is the owner and/or licensee of proprietary technology and expertise in the field of animal cell therapy, and intends to market and sell a line of artificial liver and other devices for use in liver disease therapy and other therapy applications in biotechnology and medicine; and

     WHEREAS, SPECTRUM has special expertise in the design and manufacture of hollow fiber cartridges and their application, and has designed and manufactures a specific cartridge with fiber-in-fiber technology (Triac) of the type useful in ARBIOS's devices; and

     WHEREAS, ARBIOS desire SPECTRUM to manufacture for ARBIOS and supply to ARBIOS cartridges comprising such membrane geometry to ARBIOS's specifications, solely for use in ARBIOS's liver assist devices, and SPECTRUM is willing to incorporate design changes and enhancements in the manufacture of such cartridges for ARBIOS, upon the terms and conditions contained in this Agreement;

     WHEREAS, ARBIOS and SPECTRUM also desire to negotiate in good faith for SPECTRUM to manufacture for ARBIOS and supply to ARBIOS cartridges comprising fiber-in-fiber technology for use in animal cell therapy other than liver assist applications on a case-by-case basis; and SPECTRUM is also willing to incorporate design changes and enhancements in the manufacture of such devices upon the terms and conditions contained in this agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS.

     As used herein, the following terms shall have the meanings set forth below:

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     1.1 "Acceptance Test Procedures" shall mean the written acceptance test procedures, including testing used to support cGMP validation, pressure and leak testing, developed by SPECTRUM and approved by ARBIOS pursuant to Article 7, a copy of which is attached as Appendix C hereto, which shall be conducted by SPECTRUM prior to transfer of Units to ARBIOS.

     1.2 "Affiliate" of any party means a person or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that party. "Control" of a specified entity means the direct or indirect possession of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise, and in any event shall include, but is not limited to, ownership of voting securities of such entity having a majority of the voting power of the voting securities of such entity.

     1.3 "Approved Design Change" shall mean an engineering change described in a Design Change Request for which SPECTRUM has prepared a Design Change quote which has been accepted by ARBIOS as provided in Article 6 hereof. All Approved Design Changes shall be appended to this Agreement as part of the Specifications.

     1.4 "Bill of Materials" shall mean a list of components and raw materials comprising the Unit, organized in a hierarchical order.

     1.5 "cGMP" shall mean current Good Manufacturing Practices as defined by the Food and Drug Administration.

     1.6 "Certification" shall mean the written statement provided by SPECTRUM for each Lot, certifying that such Lot has successfully completed all testing required pursuant to the Acceptance Test Procedures. Each Certification is to be issued according to the procedures of Article 7.

     1.7 "Confidential Information" shall mean all information disclosed by one party to the other as a consequence of or through performance under this Agreement, including but not limited to information relating to Liver-Assist Cartridges, machinery, materials, research activities and plans, direct cost of production, business, marketing, drawings, Bill of Materials, manufacturing documents, labels, tools, jigs and fixtures; provided that Confidential Information shall not include information which:

     (i) is already known to the receiving party, as shown by written or other documentary evidence,

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     (ii) is or becomes generally available to the public or part of the public domain through no fault on the part of the receiving party,

     (iii) is obtained by the receiving party from a source, other than the disclosing party hereunder, which is properly in possession of such information and is legally entitled to disclose it, or

     (iv) is required by law or regulation (e.g., of the FDA) to be disclosed, but only after notice to the disclosing party, and under obligations of confidentiality to the extent reasonably possible.

     1.8 "Design Change Request" shall mean any written request initiated either by ARBIOS or SPECTRUM, and delivered to SPECTRUM pursuant to Article 5, for the modification of some aspect of the Liver-Assist Cartridge.

     1.9 "Design Change Quote" shall mean a binding cost estimate for implementing both engineering and design changes described in the Design Change Request, plus the per Unit cost attributable to the change(s), delivered by SPECTRUM to ARBIOS with respect to a Design Change Request.

     1.10 "Effective Date" shall be __________, 2001, in confirmation of the understanding of the parties, and their course of conduct with respect to the subject matter of this Agreement.

     1.11 "Field of Use" shall mean the fields of (a) artificial blood therapy; and (b) bioprocessing and therapeutic devices. The Field of Use shall include, without limitation, liver assist systems, artificial gut, bioartificial kidney, hemodialysis and/or hemofiltration devices, and devices producing biologically active compounds, including, but not limited to, monoclonal antibodies, hormones, peptides and vaccines.

     1.12 "License Agreement" means the License Agreement between the parties that is executed substantially contemporaneously with this Agreement.

     1.13. "Liver-Assist Cartridge" shall mean a cartridge comprised of hollow fiber membranes in a fiber-in-fiber geometry and housing, designed and manufactured according to the terms and provisions of this Agreement for use as a artificial Liver-Assist module or other application. Such Liver-Assist Cartridge shall include the TRIAC fiber-in-fiber geometry or such other cartridge as may be identified and mutually agreed on by the parties, and shall also include any Approved Design Changes as agreed upon by the parties from time to time (all Approved Design changes existing on the Effective Date are shown in Appendix A.).

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     1.14 "Liver-Assist System" shall mean a device incorporating a Liver-Assist
Cartridge, for use as an artificial liver in liver disease or other therapy applications.

     1.15 "Lot" shall mean a collection of Units manufactured together and treated as a single entity for purpose of processing, application of Acceptance Test Procedures, and sterilization.

     1.16 "Net Sales" means the actual cash proceeds received by ARBIOS from the sale of a Liver Assist System containing a Liver-Assist Cartridge manufactured for ARBIOS or on behalf of ARBIOS by a third party, less the sum of the following deductions where applicable: (i) sales taxes, use taxes, value-added taxes, tariffs, import/export duties or other excise taxes imposed upon sales or transfers; (ii) transportation, insurance, handling charges; and (iii) allowances, credits or refunds to customers because of rejections, returns, damage, outdating or retroactive price adjustments. The sale of Liver Assist Systems (A) among ARBIOS and its Affiliates or sublicensees, or (B) for preclinical, clinical or regulatory purposes, shall not be included in Net Sales. In the event a Liver Assist System is sold in combination with other components ("Combination Product"), Net Sales, for purposes of royalty payments on the Combination Product, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction X/(X+Y), where X is the gross selling price of the Liver Assist System sold separately (i.e., without the other components) and Y is the gross selling price of the other components.

     1.17 "SPECTRUM Improvements" shall mean ideas, designs, methods, inventions, improvements and know-how relating to the Triac Liver-Assist Cartridge, whether patentable or not, which are made, discovered or reduced to practice by SPECTRUM, its employees, agents, consultants or subcontractors pursuant to work under this Agreement and made or discovered alone or in conjunction with others.

     1.18 "Quality Assurance (QA) Procedures" shall mean the procedures contained in the quality assurance documents prepared by SPECTRUM. Such documents, which are attached as Appendix B hereto, may be amended from time to time by mutual written agreement by the parties.

     1.19 "Research Agreement" means the Research Agreement between the parties that is executed substantially contemporaneously with this Agreement.

     1.20 "Research Program" means the research program as set forth in the Research Agreement.

     1.21 "Specifications" shall mean the complete specifications, both manually and computer prepared by SPECTRUM or ARBIOS, necessary for use in connection with the design and manufacture of each Triac Liver-Assist Cartridge, including, but not limited to, the following:

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     (i)  Bill of Materials;

     (ii) engineering drawings;

     (iii) equipment lists;

     (iv) detailed drawings of SPECTRUM custom manufactured components used in the systems;

     (v)  structural details of a cartridge;

     (vi) detailed design documents and shop drawings as required for shop fabrication;

     (vii) design engineering calculations and analyses; and

     (viii) test data and analyses.

A listing of the complete set of Specifications as of the Effective Date is attached and incorporated hereto as Appendix A. Any change in or addition to the Specifications shall be agreed to by the parties in writing (as one or more Approved Design Changes) and shall become a supplement to Appendix A.

     1.22 "Stock Purchase Agreement" means the Stock Purchase Agreement between the parties that is executed substantially contemporaneously with this Agreement.

     1.23 "Units" shall mean the Liver-Assist Cartridges to be manufactured by SPECTRUM hereunder.

     1.24 "Work Results" shall mean any and all drawings, designs, equipment lists, specification sheets, data and other documentation, including computer records, regarding the Liver-Assist Cartridge which are created by employees of SPECTRUM, or its agents, consultants or subcontractors, either alone or in conjunction with employees, agents or consultants of ARBIOS.

ARTICLE 2. MANUFACTURE OF UNITS.

     2.1 SPECTRUM agrees to manufacture, test, qualify per Specifications and Quality Assurance Procedures, and deliver to ARBIOS Units qualifying for Certification by SPECTRUM, as requested by ARBIOS via separate purchase orders. ARBIOS agrees to pay SPECTRUM for such Units, subject to the terms and conditions contained in this Agreement.

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     2.2 ARBIOS shall provide SPECTRUM with a twelve (12) month rolling forecast of its anticipated need for Units, beginning ten (10) days following the signature of the last party to sign this Agreement. This forecast shall be updated quarterly by ARBIOS. ARBIOS shall provide to SPECTRUM a purchase order for each Lot, at least three (3) months prior to the desired date of shipment of such Lot to ARBIOS. SPECTRUM shall be responsible for the procurement of all materials and components needed for the manufacture of the Units.

     2.3 All Units shipped by SPECTRUM to ARBIOS shall conform to the Specifications in every respect, and shall be manufactured pursuant to current cGMP standards and QA Procedures. Each Lot shipped to ARBIOS shall first have passed all testing requirements of the Acceptance Test Procedures, and shall be subject to good faith determination by SPECTRUM that Certification is fully appropriate for all Units in such Lot.

     2.4 ARBIOS covenants not to manufacture Liver-Assist Cartridges or have Liver-Assist Cartridges manufactured on its behalf by Third Parties, except in connection with the Research Program, unless SPECTRUM is unable or unwilling to supply to ARBIOS Units which meet the requirements of Section 2.3 (as defined below). If SPECTRUM is unwilling or unable to supply the necessary ARBIOS Units, then ARBIOS shall have the right to manufacture Liver-Assist Cartridges itself or to have a third party manufacture Liver-Assist Cartridges on ARBIOS's behalf, utilizing Acceptance Test Procedures, Approved Design Changes, Bill of Materials, Confidential Information, SPECTRUM's Improvements, QA Procedures, Specifications, and/or Work results as may be necessary, in ARBIOS's sole discretion, to manufacture such Liver-Assist Cartridges, notwithstanding any provisions to the contrary which may be contained elsewhere in this Agreement. In such event, ARBIOS shall have a royalty bearing license under any SPECTRUM patents, copyrights or other intellectual property to manufacture, use and sell a cartridge which is the same as or substantially identical to the SPECTRUM TRIAC cartridge (identified in Appendix A) with respect to the geometry, surface area, length, and material of the membranes, as well as the number of fibers contained in the cartridge, said royalty to be paid as specified in Section 3.2. If ARBIOS sells cartridges which are not the same as or substantially identical to the SPECTRUM TRIAC cartridge, no royalties shall be due to SPECTRUM. For the purposes of this Section 2.4,

     (a) SPECTRUM will be deemed unwilling to supply Units if it notifies ARBIOS in writing, pursuant to the notice provisions of Paragraph 16.7, of such unwillingness.

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     (b) SPECTRUM will be deemed unable to supply Units if:

     (i) such Units are not delivered within five (5) days of the expected delivery date;

     (ii) if any delivered Units do not meet the requirements of Section 2.3 and, after thirty (30) calendar days notice to SPECTRUM (pursuant to the provisions of Paragraph 16.7), with both parties working together in good faith, SPECTRUM has not delivered the number of Units ordered which meet the requirements of Section 2.3; ARBIOS, in its sole discretion, then may determine that SPECTRUM will continue to be unable to supply the number of Units ordered which meet the Specifications of Section 2.3; or

     (iii) the parties, after good faith negotiation, are unable to agree upon a price for the Units, pursuant to Section 3.1.

     (c) In the event that (i) ARBIOS has provided capital for or has otherwise enabled SPECTRUM to increase its production capacity and (ii) ARBIOS has the rights described in Section 2.4(a), then ARBIOS also shall have the right to lease such increased production capacity from SPECTRUM, and shall have the right of first refusal to purchase SPECTRUM's production facility if SPECTRUM offers it for sale. Terms of any lease or sale shall be negotiated by the parties in good faith, with due consideration and credit given to the capital provided by ARBIOS to SPECTRUM for the purpose of acquiring such increased production capacity.

     2.5 SPECTRUM shall ship all Units F.O.B. from Rancho Dominguez, CA 90220.

     2.6 At ARBIOS's expense, SPECTRUM shall arrange for all transportation, handling, transit insurance, duties, governmental inspections and other requirements for delivery of the Units in accordance with this Agreement. . From time to time, ARBIOS may request that SPECTRUM drop-ship Units directly to customers of ARBIOS, and ARBIOS will pay any costs of transportation, handling, crating, packaging, transit insurance, duties, governmental inspection and other requirements for such delivery of the Units to customers in accordance with this Agreement.

     2.7 SPECTRUM shall properly package the Units for protection against damage or deterioration that may result from shipment and handling

     2.8 Unless otherwise agreed in writing between the parties, risk of loss to all Units shall pass to ARBIOS upon shipment to ARBIOS or its designee, FOB Rancho Dominguez, CA 90220. SPECTRUM shall be responsible for all costs of insuring the Units prior to delivery. The Parties shall fully cooperate with each other in acquiring appropriate property insurance protection for the Units identified to this Agreement.

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     2.9 ARBIOS or ARBIOS's customer shall have the right to reject any Unit produced by SPECTRUM which does not comply with the Specifications or which fail to meet SPECTRUM's performance or quality requirements defined in this Agreement. ARBIOS or ARBIOS's customer shall notify SPECTRUM in writing of rejection of any Units which are deficient within five (5) working days after ARBIOS or ARBIOS's customer receives such Units for inspection and testing, and such notice shall identify the reasons for rejection. If ARBIOS or ARBIOS's customer fails to notify SPECTRUM of rejection of a Unit within five (5) working days after receipt, ARBIOS shall be deemed to have accepted the same. In addition to other remedies, if the Units does not conform to Specifications, ARBIOS shall return such Units to SPECTRUM, and SPECTRUM shall accept all such Units for a full refund of the price paid to SPECTRUM.

     2.10 The terms and conditions of this Agreement shall govern, control and take precedence over any conflicting terms on any purchase order, with the exception of (i) price, and (ii) quantity.

ARTICLE 3. PRICING

     3.1 The price of Units sold by SPECTRUM to ARBIOS shall be negotiated in good faith by the parties, but in any event shall be agreed upon by the parties in advance in a written purchase order and shall be based upon the direct cost of production for each specific Unit size.

     3.2 Royalties

     In the event that ARBIOS exercises its rights under subparagraph 2.4(a) hereunder, ARBIOS shall pay SPECTRUM a royalty of three percent (3%) of that portion of Net Sales attributable solely to the Liver-Assist Cartridge. The portion of Net Sales attributable solely to the Liver-Assist Cartridge shall be determined by multiplying Net Sales of the Liver-Assist System by the fraction (A/B), where A is the invoice price of the Liver-Assist Cartridge and B is the cost of goods sold (including the invoice price of the Liver-Assist Cartridge) related to the Liver-Assist System.

ARTICLE 4. PAYMENT.

     4.1 During the term of this Agreement, ARBIOS agrees to pay SPECTRUM within 30 days following receipt of each Lot of Units ordered by ARBIOS and shipped per ARBIOS's specific purchase order instructions.

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     4.2 ARBIOS shall pay any royalties under Section 3.2 on a quarterly basis, with any amounts due during the quarter payable within thirty (30) days of the close of the applicable quarter.

ARTICLE 5. CHANGES IN DESIGN OR ENGINEERING.

     5.1 (a) ARBIOS may, from time to time, submit to SPECTRUM a written Design Change Request for quote from SPECTRUM. SPECTRUM will promptly evaluate each such Design Change Request and prepare a Design Change Quote for submission to ARBIOS for approval. No work shall proceed in implementing the change until an Approved Design Change is issued by ARBIOS as provided in part (b) to this Section. At ARBIOS's option, either manufacture of Units shall be halted until the design change(s) can be approved and implemented, or SPECTRUM shall continue to manufacture Units according to existing Specifications (i.e., without the design change(s)) until the Approved Design Change is issued.

     (b) A Design Change Request shall become an Approved Design Change upon ARBIOS notice to SPECTRUM in writing of its approval of the Design change Request and Design Change Quote, which approval shall be in ARBIOS's sole discretion. Approved Design Changes shall constitute amendments to Exhibit A of this Agreement.

     5.2 (a) Upon receipt of an Approved Design Change, SPECTRUM will proceed with the design and engineering changes and supporting documentation required to implement the Approved Design change. SPECTRUM will prepare all documentation necessary and appropriate to implement the Approved Design Change. such documentation will, if appropriate, including the following, and shall be submitted to ARBIOS for approval:

     (i)  revised Bill of Materials;

     (ii) new and revised drawings;

     (iii) equipment lists;

     (iv) detailed drawings of SPECTRUM custom manufactured components used in the systems;

     (v)  structural details of module;

     (vi) detailed design documents and shop drawings as required for shop or fabrication;

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     (vii) design engineering calculations and analyses; and

     (viii) test data and analyses.

Upon ARBIOS approval, such documentation shall become part of the Specifications.

     (b) Promptly upon receipt by SPECTRUM of the written Approval Design Change from ARBIOS, SPECTRUM will proceed to implement the required changes.

     5.3 (a) ARBIOS shall pay SPECTRUM for reasonable expenses incurred and for services rendered by employees, agents, consultants, subcontractors or suppliers of SPECTRUM in implementing each Approved Design Change in accordance with the corresponding Design Change Quote.

     (b) SPECTRUM agrees to revise, recalculate, or to restate at its own expense, any errors in the advice, data, designs, and/or other information supplied to ARBIOS by SPECTRUM or by any other person authorized to act on SPECTRUM's behalf hereunder with respect to any activities undertaken pursuant to Article 5.

ARTICLE 6. QUALITY ASSURANCE.

     6.1 It is understood that ARBIOS has selected SPECTRUM to manufacture the Units in significant part due to SPECTRUM's reputation for membrane production skills of the highest quality, specifically in the medical device industry. SPECTRUM represents that it has a thorough understanding of the pertinent aspects of FDA regulations, specifically as regard to:

     (a)  compliance with cGMPs;

     (b)  control of hollow fiber membrane production; and

     (c)  bio-compatibility of materials.

     6.2 SPECTRUM shall implement the Quality Assurance Procedures ("QA Procedures") as outlined in Appendix B. SPECTRUM recognizes that it is of utmost importance that the QA Procedures be supportive of cGMP Guidelines and shall insure that the defined QA Procedures are adhered to in every respect.

     6.3 SPECTRUM shall cooperate fully with ARBIOS in all aspects of design and quality assurance in order to comply with cGMPs and assist ARBIOS in gaining product approvals from the Food and Drug Administration. For instances in which more than incidental time and effort would be sought from SPECTRUM, the parties shall agree in advance as to the extent of effort and the associated cost , to be evidenced by a purchase order submitted by ARBIOS and accepted by SPECTRUM.

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ARTICLE 7. ACCEPTANCE TEST PROCEDURES AND CONFORMITY TO SPECIFICATIONS.

     7.1 SPECTRUM has developed Acceptance Test Procedures to be performed during and upon completion of each Lot to ensure that each Unit of the Lot conforms to the Specifications. A copy of the Acceptance Test Procedures is attached to this Agreement as Appendix C.

     7.2 Each Lot completed by SPECTRUM shall be subjected to the Acceptance Test Procedures, and ARBIOS shall be given an opportunity to observe such testing procedures and examine all test data. Prior to the shipment of each Lot, SPECTRUM shall provide ARBIOS with a written certificate for each such Lot signed by the Quality Assurance Manager or an officer of SPECTRUM, stating that such Lot has successfully completed the Acceptance Test Procedures. The date of such certification shall constitute the date of Certification of such Lot.

     7.3 SPECTRUM represents that the Acceptance Test Procedures are sufficiently complete and rigorous and that Certification of a Lot is a reliable indicator that each Unit of that Lot conforms to all Specifications. Each Unit of each certified Lot shipped to ARBIOS will conform to all Specifications. SPECTRUM agrees to refund or credit all payments made to SPECTRUM by ARBIOS for Units which do not conform to all Specifications.

     7.4 SPECTRUM warrants that:

     (a) each Unit conforms to the Specifications and is free of defects in materials and workmanship; and

     (b) each Unit was produced according to the QA/Manufacturing Procedures, and each Lot was subject to, and certified pursuant to, the Acceptance Test Procedures.

     7.5 In the event of any claim by ARBIOS that a Unit does not conform to the foregoing warranty in any respect which is reported in writing by ARBIOS to SPECTRUM, SPECTRUM will promptly investigate the claim and consult with ARBIOS concerning the action to be taken. Both parties shall work together in good faith to determine whether the claim is proper and should be covered by the foregoing warranty. Should the parties agree that the claim is covered by the foregoing warranty, SPECTRUM will promptly refund ARBIOS for the cost of the Unit.

     7.6 In the event the parties cannot agree whether the claim is proper and should be covered by the foregoing warranty, either party may elect to submit the issue to arbitration according to the procedures of Article 14.

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ARTICLE 8. TITLE; WARRANTY OF TITLE.

     8.1 Title to completed Units, and risk of loss, shall pass to ARBIOS upon shipment, and SPECTRUM warrants that upon payment, ARBIOS shall have good and clear title to each Unit, free and clear of any liens or encumbrances at the time of shipment.

     8.2 As provided in Section 9.1, title to all Work Results and SPECTRUM Improvements generated pursuant to this Agreement or used in connection with the fabrication and production of the Units shall be exclusively in ARBIOS; provided, however, that ARBIOS shall use all SPECTRUM Improvements solely for
(i) the development, distribution, sale and manufacture of Liver Assist Systems, and not for other applications or products in the Field of Use, or (ii) as otherwise negotiated in good faith by the parties, except to the extent that any information contained therein is already in the public domain or is known to ARBIOS independently of work conducted by SPECTRUM pursuant to this Agreement. All materials and Work Results shall be identified to this Agreement and shall be segregated by SPECTRUM from other work it may be doing for other parties.

     8.3 SPECTRUM shall have the right to use SPECTRUM improvements for the development, manufacture, sale and/or use of products which are not in direct competition with ARBIOS Liver Assist Systems or any other ARBIOS product using fiber-in-fiber technology and licensed from SPECTRUM on a case-by-case basis. ARBIOS hereby grants to SPECTRUM a royalty-free, exclusive right to use the SPECTRUM Improvements for these purposes.

ARTICLE 9. PROPRIETARY RIGHTS.

     9.1 SPECTRUM acknowledges that ARBIOS is, and shall remain, the owner of all rights, title and interest in and to: (i) all Work Results and, SPECTRUM Improvements specifically created to the Liver-Assist Cartridges and any other products utilizing fiber-in-fiber technology licensed from SPECTRUM, (ii) all Confidential Information, including, but not limited to, that embodied in any drawings, designs, prototypes or other documentation provided by ARBIOS to SPECTRUM hereunder, and (iii) all Specifications (except for the specifications for the SPECTRUM TRIAC cartridge identified in Appendix A, which specifications are owned by SPECTRUM). SPECTRUM agrees that it will use such Work Results, Confidential Information and Specifications (except for the specifications for the SPECTRUM TRIAC cartridge) only as necessary in performing its duties hereunder, and not for any other purpose. Upon expiration or termination of this Agreement, and at the request of ARBIOS, SPECTRUM shall forward to ARBIOS all items provided by ARBIOS or generated for ARBIOS as Work Results produced by or for SPECTRUM under this Agreement.

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     9.2 SPECTRUM shall promptly inform ARBIOS in writing of any SPECTRUM
Improvements related to the Liver-Assist Cartridge and its manufacture, which are developed by SPECTRUM during the term of this Agreement, and shall maintain accurate records thereof. These SPECTRUM Improvements, including any patent rights therein, shall be the sole property of ARBIOS.

     9.3 SPECTRUM agrees to assign and does hereby assign to ARBIOS all rights to Work Results, including any SPECTRUM Improvements, including the right to seek and obtain patent, copyright or other protection therefor. SPECTRUM agrees to execute, or cause to be executed, at ARBIOS's reasonable request, all documents, including all patent, copyright or other applications, necessary to preserve or perfect the rights of ARBIOS in SPECTRUM Improvements of Work Results. In particular, SPECTRUM agrees to confirm through written employment agreements, the obligation of all officers and employees to assign to ARBIOS all rights, title and interest in and to all Work Results and SPECTRUM Improvements.

     9.4 (a) Each party acknowledges that during the term of this Agreement, it may disclose to the other certain Confidential Information. Each party shall protect the other's Confidential Information as if it was its own during the term of this Agreement, and for a period of three (3) years following the expiration or termination of this Agreement. The party receiving Confidential Information shall not disclose or employ such Confidential Information for its own benefit or for the benefit of third parties other than as contemplated by this Agreement. (b) The parties agree that they will not discuss the existence or subject matter of this Agreement or the business of each other with third parties except as necessary for the performance of the work under this Agreement, and that any third party to whom such disclosure is necessary (as determined by each party) shall have agreed in writing, to be bound by the provisions of this Section 9.4. Notwithstanding the preceding, no written agreement will be required for disclosures to government regulatory agencies regarding the Liver-Assist Cartridge or Liver-Assist System, provided, that Confidential Information is designated as such in any disclosures to government regulatory agencies. All drawings and other materials regarding the Liver-Assist Cartridge which are furnished by SPECTRUM to outside contractors, consultants and vendors will carry appropriate notification relevant to confidentiality and to its return to SPECTRUM. SPECTRUM will keep adequate logs of such material delivered to outside parties for work under this Agreement, and shall be responsible for recovering said materials. SPECTRUM will be responsible for the confidentiality of said materials.

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ARTICLE 10. PUBLICITY.

     10.1 No use of ARBIOS's name will be made in advertisements or press releases made for publication in any media, except as authorized by ARBIOS, or as required to satisfy any governmental reporting requirements.

     10.2 ARBIOS, at its option, is hereby authorized to use SPECTRUM's name to indicate SPECTRUM as the manufacturer of the Units. However, no additional use of SPECTRUM's name will be made in advertisements or press releases made for publication in any media, except as authorized by SPECTRUM, or as required to satisfy any governmental reporting requirements.

ARTICLE 11. NONCOMPETITION.

     11.1 In order to protect ARBIOS's rights in Work Results, Improvements and Confidential Information, SPECTRUM agrees that from the Effective Date until the expiration of twelve (12) months after the date of expiration or termination of this Agreement, SPECTRUM will not engage, directly or indirectly, in competition with ARBIOS in the Field of Use. Specifically, but without limitation, SPECTRUM agrees that it shall not fabricate, use or sell Triac Liver-Assist Cartridges Notwithstanding this prohibition, SPECTRUM shall continue to have the right to fabricate, use and sell the SPECTRUM fiber-in-fiber cartridge for any purpose outside the Field of Use. Furthermore, SPECTRUM shall have the right to continue to supply existing customers liver assist devices of customer's proprietary designs under existing supply agreements.

     11.2 SPECTRUM acknowledges and agrees that during the clinical evaluation of the ARBIOS Liver-Assist System ARBIOS reserves the right to develop, make, purchase and/or evaluate other Liver-Assist technologies from a source other than SPECTRUM.

ARTICLE 12. INDEMNITY.

     12.1 SPECTRUM agrees to indemnify and hold ARBIOS harmless from and against any expense, loss, damage or judgments, including reasonable attorney's fees, arising out of or resulting from personal injury or property damage attributable to a construction defect or failure of SPECTRUM to fulfill its responsibilities under this Agreement, including claims based on material or workmanship defects, breach of the confidentiality provisions set forth in Section 9.4, quality assurance, failure to conform to Specifications, and other matters within the scope of SPECTRUM's responsibilities hereunder. SPECTRUM represents that it maintains comprehensive general liability insurance which includes, but is not limited to, products liability coverage and contractual liability coverage (but only to the extent covered under the comprehensive general liability insurance) insuring the indemnity of this Agreement, in an amount of at least $______________ combined single limit per occurrence for bodily injury and property damage, and with an aggregate of $___________ for products liability claims and a general aggregate of $___________.

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     12.2 ARBIOS agrees to indemnify and hold SPECTRUM harmless from and against any expense, loss, damage or judgment, including reasonable attorney's fees, arising out of or resulting from personal injury, property damage, breach of the confidentiality provisions set forth in Section 9.4, infringement of intellectual property rights or performance of any Unit to the extent that any such cause of action is not attributable to a construction defect or failure of SPECTRUM to fulfill its responsibilities under this Agreement, including claims based on material or workmanship defects, quality assurance, failure to conform to Specifications, and other matters within the scope of SPECTRUM's responsibilities hereunder or under the License Agreement. ARBIOS represents that it maintains comprehensive general liability insurance which includes, but is not limited to, products liability coverage and contractual liability coverage (but only to the extent covered under the comprehensive general liability insurance) insuring the indemnity of this Agreement, in an amount of at least $______________ combined single limit per occurrence for bodily injury and property damage, and with an aggregate of $_____________ for products liability claims and a general aggregate of $_________________.

     12.3 Each party shall indemnify and hold the other party harmless from any and all claims, costs or liability for any loss, damage, injuries or loss of life incurred in the indemnifying party's own performance of activities that are conducted on the indemnifying party's own premises; provided, however, that such indemnification shall not apply for any loss, damage, injuries, or loss of life attributable in whole or in part to the other party's fault or negligence.

     12.4 (a) Upon written request by ARBIOS or its designated insurance broker, SPECTRUM shall deliver to ARBIOS a certificate of insurance describing the insurance required herein. The insurer shall endeavor to mail to ARBIOS, at a minimum, thirty (30) days prior written notice of cancellation.

     (b) Upon written request by SPECTRUM or its designated insurance broker, ARBIOS shall deliver to SPECTRUM a certificate of insurance describing the insurance required herein. The insurer shall endeavor to mail to SPECTRUM, at a minimum, thirty (30) days prior written notice of cancellation.

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ARTICLE 13. LIMITATION OF LIABILITY.

     13.1 Except the parties' confidentiality obligations under Section 9.4 and as otherwise provided in Article 12, the liability of either party to the other for any claim arising out of or in connection with this Agreement shall not exceed the other party's actual damages and in no event shall either party be liable to the other for consequential damages. ARBIOS shall be entitled to recover as actual damages the amount of its actual costs of obtaining and installing replacement parts, components, or complete Units in SPECTRUM fails to fulfill its warranty obligations under Article 7.

ARTICLE 14. ARBITRATION.

     14.1 In the event of any controversy or claim arising out of or relating to
Article 7, the parties shall try to settle those conflicts amicably between themselves. Should the parties fail to agree, the matter in dispute shall be settled through arbitration. If a party hereto determines to submit a dispute to arbitration pursuant to this Article 14, it shall furnish the other party with a written notice indicating (i) its intent to commence arbitration proceedings pursuant to this Article 14, (ii) the nature, with reasonable detail, of the dispute, and (iii) the remedy to be sought.

     14.2 The arbitration shall be conducted at a neutral site mutually agreeable to the parties, provided that it shall be conducted at a neutral site in or near Bel Air, California if the arbitration is at the request of SPECTRUM, or at a neutral site in or near Rancho Dominguez, California if the arbitration is at the request of ARBIOS.

     14.3 Except as specified herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Reasonable discovery as determined by the arbitrators shall apply to the arbitration proceeding. The laws of the State of California shall apply.

     14.4 A panel of three arbitrators shall be used, with each arbitrator having appropriate engineering experience and background in the design and manufacture of medical equipment or devices. No arbitrator may be a current or former employee, agent, consultant or representative of either party. The panel of arbitrators shall be selected as follows:

     (a) Within twenty one (21) days after the notice of Paragraph 14.1, the parties shall simultaneously exchange lists identifying seven (7) persons believed to be acceptable arbitrators, who shall not have been contacted by either party regarding serving as an arbitrator hereunder.

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     (b) If three or fewer names are common to both lists, those persons shall be contacted to serve as arbitrators. If a panel of three is not designated in this manner, the parties shall attempt in good faith to agree on the arbitrators. In the absence of agreement within ten (10) days after the exchange of lists:

     (i) If there were more than three common names, three shall be chosen randomly from the common names.

     (ii) If there were two common names, they shall be selected as arbitrators. Each party then shall identify one name from the other party's remaining list, with the third arbitrator selected randomly from the two identified names.

     (iii) If there was one common name, that person shall be selected as an arbitrator. Each party then shall identify one name from the other party's list, which shall become the second and third arbitrators selected.

     (iv) If there were no common names, each party shall identify one name from the other party's list, which shall be the first and second arbitrators selected. Then each party shall identify one additional name from the other party's remaining list, with the third arbitrator chosen randomly from the two identified names.

     (c) The parties shall jointly contact the three selected arbitrators to confirm that each can serve as a neutral arbitrator and conduct the arbitration expeditiously. The parties shall repeat step (b)(ii) as necessary to fill the panel of three. If necessary, the parties shall exchange lists of five (5) additional qualified potential arbitrators from which to select.

     14.5 In addition to all other relief provided, the successful party shall be entitled to an award of all reasonable costs and expenses, including all fees and expenses of the arbitrators and all out-of-pocket expenses of the successful party, including attorneys' costs.

     14.6 The decision of the panel shall be final and binding and shall be enforceable at law. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     14.7 Notwithstanding the foregoing, this Article 14 shall not apply to any breach of either party's confidentiality obligations under Section 9.4 or preclude any suit for injunctive relief for breach hereunder.

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ARTICLE 15. TERM AND TERMINATION.

     15.1 This Agreement shall commence as of the Effective Date first written above and, unless sooner terminated, shall continue in effect until terminated pursuant to this Article.

     15.2 In the event of a material breach by either party, the nonbreaching party may terminate this Agreement upon thirty (30) days written notice unless the breach is cured prior to the expiration of such period.

     15.3 Either party may terminate this Agreement for any reason, upon written notice to the other party as follows:

     (a) SPECTRUM may terminate upon 180 days notice to ARBIOS in writing.

     (b) ARBIOS may terminate upon 180 days notice to SPECTRUM in writing.

     The provisions of Paragraph 15.4 shall apply during the termination notice period.

     15.4 Activities During Termination Notice Period -

     (a) ARBIOS shall be entitled to submit additional purchase orders for manufacture of Units totaling up to fifty percent (50%) of the twelve month forecast of Paragraph 2.2, and SPECTRUM agrees to fill such orders pursuant to the terms of this Agreement.

     (b) SPECTRUM shall discontinue all procurement and production activity upon receipt of such termination notice from ARBIOS, other than that required to fulfill its obligations to ARBIOS under any outstanding purchase orders previously submitted by ARBIOS and accepted by SPECTRUM or new purchase orders submitted by ARBIOS pursuant to subparagraph (a).

     (c) Products scheduled for delivery during the notice period pursuant to outstanding purchase orders previously submitted by ARBIOS and accepted by SPECTRUM, or new purchase orders submitted by ARBIOS pursuant to subparagraph
(a), shall be completed and delivered to ARBIOS as scheduled. ARBIOS shall pay SPECTRUM for all Units delivered pursuant to the termination provisions of this Article.

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     (d) During the applicable notice period of this Paragraph, ARBIOS shall have the right to disclose and transfer all information, data, drawings and the like, as they are contained in the Acceptance Test Procedures, Approved Design Changes, Bill of Materials, Confidential Information, SPECTRUM Improvements, QA Procedures, Specifications, and/or Work Results to an alternative supplier as may be necessary, in ARBIOS's reasonable discretion, for purposes of seeking FDA approval for such supplier, assisting the supplier in acquiring necessary equipment, etc.

     15.5 In the event that ARBIOS terminates this Agreement due to a decision to cease marketing and sale of the Liver-Assist System after the first purchase order has been accepted by SPECTRUM for production of commercial Units (that is, Units for commercial use as opposed to use in clinical trials), the additional provisions of this Paragraph shall apply. If, within six (6) months following termination, a decision is made by ARBIOS to reinstate marketing and sale of the Liver-Assist System, a new Agreement shall be negotiated and shall continue in full force and effect from the date the new Agreement is signed by the parties or otherwise made effective.

     15.6 Obligations Under Termination.

     ARBIOS also will reimburse SPECTRUM for any expenses incurred due to any non-cancelable commitments made by SPECTRUM on ARBIOS's behalf which are based on firm purchase orders. SPECTRUM shall use its best efforts to minimize such termination expenses.

     15.7 The provisions of Articles 1, 8, 9, 10, 11, 12, 13, 14, 15 and 16, and
Sections 7.3, 7.4, 7.5 shall survive any termination of this Agreement. Additionally, if ARBIOS terminates the Agreement pursuant to Section 15.3(b), then the royalty obligation under Section 3.2 shall survive termination of the Agreement.

ARTICLE 16. MISCELLANEOUS.

     16.1 This Agreement shall inure to the benefit of and bind the parties hereto, any business entity controlling, controlled by or under common control with the parties, and their respective successors and permitted assigns. It is specifically agreed, however, that neither party may assign its rights or duties pursuant to this Agreement without the written consent of the other party; provided, however, that:

     (a) No consent shall be needed for any assignment of all of the business of ARBIOS to which the subject matter of this Agreement relates; and

     (b) No consent shall be needed for any assignment of all of the business of SPECTRUM to which the subject matter of this Agreement relates.

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     16.2 This Agreement shall be interpreted in accordance with the laws of the
State of California, and the parties hereby submit to the jurisdiction of the courts of that state.

     16.3 The parties to this Agreement are independent business entities. Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's credit or incur any obligation on behalf of the other party.

     16.4 The waiver of either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a wavier of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     16.5 The invalidity or unenforceability of any provision hereof shall in no way reflect the validity or enforceability of any other provision. Any provision declared invalid or unenforceable by a court of law shall be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

     16.6 This instrument, together with the Research Agreement, the License Agreement and the Stock Purchase Agreement contain the full and entire understanding between the parties with regard to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written between the parties. This Agreement may only be changed by a subsequent written agreement executed by both parties hereto.

     16.7 Any notices required by this Agreement shall be sent by certified mail postage prepaid, return receipt requested, or by pre-paid courier delivery, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party.

For ARBIOS:                  98 Santa Monica Blvd., #252
                             Beverly Hills, CA 90212
                             Attn:  President



For SPECTRUM:                SPECTRUM LABORATORIES, INC.
                             18617 Broadwick Street
                             Rancho Dominguez, California  90220-6435
                             Attn:  President

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     16.8 Neither party hereto shall be responsible to the other for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery of equipment or failure to supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage, or any cause beyond the reasonable control of the party in question. It is incumbent upon each party to inform the other within a reasonable period of time of such an occurrence. Should performance of any obligation be delayed or prevented because such force majeure conditions apply, the parties shall consult with each other regarding the future implementation of the Agreement.

     16.9 SPECTRUM and ARBIOS hereby warrant that each carries sufficient Worker's Compensation insurance to comply with the laws of the State of California with respect to its employees.

     16.10 SPECTRUM and ARBIOS agree that in the performance of the manufacturing operations hereunder, as well as in the disposal of any waste material resulting from said operations, it will comply with all applicable governmental laws, rules, and regulations for protecting health, safety and the environment. SPECTRUM and ARBIOS agree to cooperate with any governmental agency(ies) to monitor compliance with such laws, rules and regulations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

ARBIOS, INC.

_____Dec. 26______________________, 2001    By: Jacek Rozga, M.D., PhD

                                            Title: President & CSO

SPECTRUM LABORATORIES, INC.

______Dec. 26________________, 2001         By:F. Jesus Martinez

                                            Title: President & COO



APPENDIX A - SPECIFICATIONS

APPENDIX B - QUALITY ASSURANCE PROCEDURES

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APPENDIX C - ACCEPTANCE TEST PROCEDURE

APPENDIX D - COMPENSATION SCHEDULE

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